Exhibit 10.40

SANDISK CORPORATION

PERFORMANCE STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.  The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.  Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s award of performance stock units and, subject to the terms hereof, issuance of shares of Common Stock to the Participant under the Stock Issuance Program.  Participant acknowledges that such award is in lieu of, and not in addition to, the grant of performance stock units to the Participant putatively made by the Plan Administrator on or about July 23, 2008.

C.  In addition to providing the terms and conditions of such award, this Agreement includes the Participant’s agreement with respect to the satisfaction of tax withholding obligations incurred in connection with prior grants of restricted stock units by the Corporation to the Participant (if any) as set forth in Paragraph 7(c) below.

D.  All capitalized terms in this Agreement not otherwise defined herein shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.  Grant of Performance Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, performance stock units (“Performance Stock Units”) under the Plan. Each Performance Stock Unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded Performance Stock Units, the applicable vesting requirements for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	________, 2008

Number of Shares Subject to Award:	________ shares of Common Stock (the “Shares”)

Performance Periods	July 1, 2008 - June 30, 2009 (the “2008-2009 Performance Period”) and July 1, 2009 - June 30, 2010 (the “2009-2010 Performance Period”)

Vesting Requirements:
Subject to Paragraphs 3 and 5 of this Agreement, the Award shall vest and become nonforfeitable based on the achievement of the performance goals established by the Plan Administrator and set forth on Appendix B attached hereto for the Performance Periods identified above.

Issuance Schedule
The Shares in which the Participant vests in accordance with the foregoing Vesting Requirements will be issuable immediately upon vesting, subject to the Corporation’s collection of the applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

2.  Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.  Cessation of Service. Except as expressly provided in Paragraph 5, should the Participant cease Service for any reason prior to vesting in one or more Performance Stock Units subject to this Award in accordance with the terms hereof, then the Award will be immediately cancelled with respect to those unvested Performance Stock Units; provided, however, that if the Participant’s cessation of Service occurs as a result of the Participant’s death, the Performance Stock Units subject to this Award, to the extent outstanding and unvested as of the date of the Participant’s death, shall be fully vested as of such date.  If any unvested Performance Stock Units are cancelled pursuant to this Paragraph 3, the Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.  Stockholder Rights and Dividend Equivalents

(a)  The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)  Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents credited to those Shares in the book account shall be distributed to the Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.  Change of Control.

(a)  Any Performance Stock Units subject to this Award at the time of a Change of Control (as defined in Appendix A hereto) may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change of Control and provides for subsequent payout of that value in accordance with the vesting requirements applicable to the Award.  In the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program, the following provisions shall apply:

•
If the Change of Control occurs after the Award Date and on or before the date on which the Company files its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2009 (or on or before September 1, 2009 if Form 10-Q for the quarter ending June 30, 2009 is not filed by such date) (the “2009 Vesting Date”), (i) the portion of the Award that is eligible to vest based on the 2008-2009 Performance Period, to the extent then outstanding and unvested, shall be fully vested as of the date of the Change of Control, and (ii) the portion of the Award that is eligible to vest based on the 2009-2010 Performance Period, to the extent then outstanding and unvested, shall continue to be eligible to vest in accordance with the vesting requirements set forth herein, including, without limitation, the Service requirement set forth in Paragraph 3 and the performance requirements applicable for the 2009-2010 Performance Period set forth on Appendix B hereto; provided, however, that in the event the Participant incurs an Involuntary Termination (as defined in Appendix A hereto) on or before the date on which the Company files its quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2010 (or on or before September 1, 2010 if Form 10-Q for the quarter ending June 30, 2010 is not filed by such date) (the “2010 Vesting Date”), the portion of the Award that is eligible to vest based on the 2009-2010 Performance Period, to the extent then outstanding and unvested, shall be fully vested as of the date of such Involuntary Termination.

•
If the Change of Control occurs at any time after the 2009 Vesting Date and prior to the 2010 Vesting Date, the portion of the Award that is eligible to vest based on the 2009-2010 Performance Period, to the extent then outstanding and unvested, shall be fully vested as of the date of the Change of Control.

•
In the event the Award is assumed or otherwise continued in effect after a Change of Control, the Performance Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change of Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change of Control would have been converted in consummation of that Change of Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change of Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Performance Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change of Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(b)  If the Performance Stock Units subject to this Award at the time of the Change of Control are not assumed or otherwise continued in effect or replaced with a cash incentive program in accordance with Paragraph 5(a), the Award, to the extent then outstanding and unvested, shall be fully vested as of the date of the Change of Control.

(c)  Any Performance Stock Units that vest pursuant to the foregoing provisions of this Paragraph 5 shall be paid as provided in Paragraph 7.

(d)  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.  Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.  Furthermore, the Plan Administrator shall adjust the performance measures and performance goals referenced in Appendix B hereof to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

7.  Issuance of Shares of Common Stock.

(a)  As soon as administratively practicable following each date one or more Performance Stock Units vest in accordance with the provisions of this Agreement (and in all events not later than the last day of the month following the month in which the vesting date occurs), the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock payable in respect of such vested Performance Stock Units under the Award and shall concurrently distribute to the Participant any phantom dividend equivalents with respect to those Shares, subject in each instance to the Corporation’s collection of the applicable Withholding Taxes.

(b)  Subject to Section VI of Article 5 of the Plan, upon any distribution of Shares in respect of the Performance Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates.  In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

(c)  Notwithstanding any other provision herein or in the Plan, as a condition to the grant of the Award and all rights of the Participant hereunder, the Participant agrees that, with respect to all restricted stock units granted by the Corporation to the Participant that are outstanding and unvested as of the date hereof, the Corporation shall automatically reduce the number of shares otherwise deliverable in connection with each vesting of such restricted stock units that occurs at any time on or after the date hereof, so as to satisfy the tax withholding obligations incurred by the Corporation (or a Subsidiary) in connection with such vesting event, such reduction in shares to be made in accordance with and subject to the provisions of Paragraph 7(b) above.

(d)  Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all Performance Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.  Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

9.  Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.  Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.  Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12.  Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

13.  Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

14.  Section 409A.  It is intended that the Award and any payment made in respect of the Award will qualify as a “short-term deferral” (within the meaning of Section 409A of the Code) and be exempt from taxation under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SANDISK CORPORATION

By:

Title:

PARTICIPANT

Signature:

Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.  Agreement shall mean this Performance Stock Unit Issuance Agreement.

B.  Award shall mean the award of Performance Stock Units made to the Participant pursuant to the terms of this Agreement.

C.  Award Date shall mean the date the Performance Stock Units are awarded to Participant pursuant to the Agreement and shall be set forth in Paragraph 1 of the Agreement.

D.  Board shall mean the Corporation’s Board of Directors.

E.  Change of Control shall have the meaning ascribed to such term in that certain Change of Control Benefits Agreement dated [___________, 2004] by and between the Corporation and the Participant.

F.  Code shall mean the Internal Revenue Code of 1986, as amended.

G.  Common Stock shall mean shares of the Corporation’s common stock.

H.  Corporation shall mean SanDisk Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of SanDisk Corporation which shall by appropriate action adopt the Plan.

I.  Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)  If the Common Stock is at the time traded on the NASDAQ Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after- hours trading begins) on the NASDAQ Global Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K.  Good Reason shall mean the occurrence of any of the following conditions without the Participant’s express written consent: (i) a material diminution in the Participant’s authority, duties or responsibilities; (ii) a reduction by the Corporation of the Participant’s rate of base compensation by more than fifteen percent (15%) from the rate in effect immediately prior to such reduction; or (iii) a change in the location of the Participant’s principal workplace for the Corporation to a location that is more than fifty (50) miles from the Participant’s principal workplace as of the Award Date and that results in an increased commute for the Participant from his or her principal residence (except for reasonable periods of required travel on Corporation business); provided, however, that any such condition shall not constitute “Good Reason” unless both (x) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Corporation fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

L.  Involuntary Termination shall mean the Participant’s “separation from service” (within the meaning of Section 409A of the Code) which occurs by reason of either (i) the Participant’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or (ii) the Participant’s voluntary resignation for Good Reason in accordance with the definition of such term set forth above.

M.  Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Award, to constitute grounds for termination for Misconduct.

N.  1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

O.  Participant shall mean the person to whom the Award is made pursuant to the Agreement.

P.  Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q.  Plan shall mean the Corporation’s Amended and Restated 2005 Incentive Plan.

R.  Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

S.  Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

T.  Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

U.  Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V.  Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.